Exhibit 10.1
EMPLOYERS HOLDINGS, INC.
EQUITY AND INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT
First-Last Name (the “Grantee”) is hereby granted, effective as of the 24th day of February 2025 (the “Date of Grant”), an award (the “Performance Share Award”) of the number of performance shares (the “Performance Shares”) that are specified herein pursuant to the Equity and Incentive Plan (the “Plan”) of Employers Holdings, Inc. (the “Company”), as amended from time to time. The Performance Share Award constitutes a Performance Award (as defined in the Plan), and is subject to the terms and conditions set forth below in this Performance Share Agreement (this “Agreement”) and of the Plan, which is a part of this Agreement. To the extent that there is a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern. Any term not defined herein shall have the meaning assigned to such term in the Plan.
1.Performance Period: January 1, 2025 (the “Performance Period Start Date”) to December 31, 2027 (the “Performance Period End Date,” and the period from the Performance Period Start Date to the Performance Period End Date, the “Performance Period”).
2.Number of Performance Shares: The number of Performance Shares that the Grantee may earn hereunder will be determined in accordance with the provisions of Exhibit A, which is attached to and forms a part of this Agreement.
3.Performance Goals: The Performance Shares will become payable only upon the achievement of certain Performance Goals (as defined in Exhibit A) and the satisfaction of such other terms and conditions as are set forth herein and in the Plan.
4.Performance Certification Date: The date following the Performance Period End Date that the Compensation Committee of the Board of Directors of the Company (the “Committee”) certifies that the Performance Goals have been achieved, but no later than 75 days following the Performance Period End Date.
5.Vesting and Payment of Performance Shares: To the extent Performance Shares are payable pursuant to this Agreement, then, except as otherwise provided in Sections 6 and 7 of this Agreement, payment of one share of common stock, par value $.01, of the Company (“Stock”) for each Performance Share that becomes payable under this Agreement will be made only (a) following certification by the Committee that the Performance Goals have been achieved (as described in Section 4 of this Agreement), and (b) so long as the Grantee has remained continuously employed during the entire Performance Period, and payment shall be made no later than the earlier of (x) 30 days after the Performance Certification Date, and (y) March 15, 2028 (the “Regular Payment Date”).

6.Termination:
(a)General. In the event the Grantee’s employment terminates prior to the Performance Period End Date, payment of the Performance Shares shall be made to the extent provided in subsections (b) through (f) of this Section 6.
(b)Death or Disability. If the Grantee’s employment terminates prior to the Performance Period End Date by reason of the Grantee’s total and permanent disability (as defined in any agreement between the Grantee and the Company or, if no such agreement is in effect, as determined by the Committee in its good faith discretion, in accordance with the definition used by the Company’s then current Long Term Disability insurance carrier) or death, then all of the Performance Shares shall become payable based on, and to the extent of, the actual achievement of the Performance Goals, as determined by the Committee, and any earned Performance Shares shall be paid no later than the earlier of (x) 30 days following the Performance Certification Date, and (y) March 15, 2028, subject to any delay required by subsection (f) of this Section 6.
(c)Retirement. If the Grantee’s employment terminates prior to the Performance Period End Date by reason of the Grantee’s Retirement (as defined below), then all of the Performance Shares shall become payable based on, and to the extent of, the actual achievement of the Performance Goals, as determined by the Committee, so long as the Grantee refrains from engaging in Harmful Conduct, and any earned Performance Shares shall be paid no later than the earlier of (x) 30 days following the Performance Certification Date, and (y) March 15, 2028, subject to any delay required by subsection (f) of this Section 6. For purposes of this Agreement, “Retirement” shall mean the Grantee’s termination of employment after attaining age 55 and completing 10 years of continuous service with the Company (or any Subsidiary thereof), and provided that the Grantee has given written notice of the Grantee’s intent to retire to the Company (or its designate), no fewer than six months prior to the date that the Grantee terminates employment, in a form satisfactory to the Company (or its designate).
(d)Involuntary Termination. If the Grantee’s employment is terminated prior to the Performance Period End Date other than for any of the reasons described in subsections (b), (c) or (e) of this Section 7, then a number of Performance Shares under this Award shall vest equal to the product of (i) the total number of Performance Shares granted pursuant to this Agreement and (ii) a fraction, the numerator of which is the number of full months elapsed from the Performance Period Start Date until the date of the Grantee’s termination of employment, and the denominator of which is 36 (with any resulting fraction rounded down to the nearest whole Share), based on, and to the extent of, the actual achievement of the Performance Goals, as determined by the Committee, so long as the Grantee refrains from engaging in Harmful Conduct, and any such earned Performance Shares shall be paid no later than the earlier of (x) 30 days following the Performance Certification Date, and (y) March 15, 2028, subject to any delay required by subsection (f) of this Section 6.
(e)For Cause; Voluntary Termination. If the Grantee’s employment terminates prior to the Performance Period End Date for Cause or the Grantee voluntarily terminates his/her employment for any reason other than for any of the reasons described in subsections (b) or (c), above, the Performance Shares, and any rights thereto, shall terminate immediately and the Grantee shall have no right thereafter to payment of any portion of the Performance Shares.

(f)Section 409A. For purposes of clarity and consistent with Section 8(l) of the Plan, notwithstanding anything in this Agreement to the contrary, if the vesting of any portion of this Performance Share Award occurs in connection with the termination of Grantee’s employment other than due to Grantee’s death, and if both (x) Grantee is a U.S. taxpayer and “specified employee” within the meaning of Section 409A of the Code at the time of such termination, and (y) the payment of any such vested portion otherwise due on or within six (6) months following Grantee’s employment termination will result in the imposition of additional tax under Section 409A if paid to Grantee during such period, then the payment of such vested portion will not be made until the date six (6) months and one (1) day following the date of Grantee’s employment termination, except in the case of Grantee’s earlier death following Grantee’s employment termination, in which case, such vested portion will be paid as soon as practicable following Grantee’s death. To the extent necessary to be exempt from or to comply with Section 409A of the Code, any references to the termination of Grantee’s employment or similar phrases will mean Grantee’s separation from service within the meaning of Section 409A of the Code. In no event will Grantee be permitted, directly or indirectly, to specify the taxable year of the payment of any Performance Shares payable under this Agreement. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). It is the intent of this Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A of the Code so that none of the Performance Shares under this Agreement or Shares issuable hereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or so comply.
7.Change in Control Provisions: The following provisions shall apply in the event of a Change in Control that constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code (a “Section 409A Change in Control”):
(a)Acceleration of Performance Shares. Upon the occurrence of a Section 409A Change in Control, (i) if the Section 409A Change in Control occurs before the Performance Period End Date, the number of Performance Shares that would have been earned at target level of achievement shall be deemed to vest as of the date of such Section 409A Change in Control subject to Grantee’s continued employment through such date, and shall become payable upon (or within 15 days following) the date of the Section 409A Change in Control, with any other performance conditions or vesting requirements imposed with respect to such shares deemed fully achieved and satisfied, and (ii) if the Section 409A Change in Control occurs on or after the Performance Period End Date, the number of Performance Shares earned as of that date based on, and to the extent of, the actual achievement of the Performance Goals, as determined by the Committee, and subject to Grantee’s continued employment through the Performance Period End Date, shall be paid by the Regular Payment Date or if earlier, upon (or within 15 days following) the date of the Section 409A Change in Control.
(b)Discretionary Cashout. Notwithstanding any other provision of the Plan or this Agreement, in the event of a Section 409A Change in Control, the Committee may, in its discretion, provide that upon the occurrence of the Section 409A Change in Control, in lieu of the treatment described in subsection (a) of this Section 7, the Performance Shares shall be cancelled in exchange for a payment made upon (or within 15 days following) the date of the Section 409A Change in

Control in an amount equal to the value (as determined by the Committee) of the consideration paid per share of Stock in the Section 409A Change in Control multiplied by the number of Performance Shares that would have been payable pursuant to the preceding paragraph.
8.Tax Withholding: The Company shall have the power and the right to deduct or withhold, or require the Grantee or beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement. Without limiting the foregoing, the Company shall be entitled to require, as a condition of delivery of the shares of Stock (or, if applicable, cash or other consideration) in settlement of the Performance Shares, that the Grantee agree to remit an amount in cash sufficient to satisfy all then current and/or estimated future federal, state and local withholding, and other taxes relating thereto. Payment of any dividend equivalents will be net of such federal, state, and local withholding taxes.
9.Legend on Certificates: The certificates representing the shares of Stock issued in respect of the Performance Shares that are delivered to the Grantee pursuant to this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may determine are required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares of Stock are listed, any applicable federal or state laws or the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
10.Transferability: The Performance Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary thereof; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
11.Repayment Upon Restatement; Clawbacks Generally: In the event that the Company is required to restate any of its financial statements applicable to the Performance Period, the Company may require the Grantee to repay to the Company the aggregate Fair Market Value of any Performance Shares and any dividend equivalents that became payable upon the achievement of the Performance Goals, to the extent such Performance Goals would not have been achieved had such restatement not been required. In addition, the Performance Shares and any dividend equivalents shall be subject to such other repayment, clawback or similar provisions as may be required by the terms of the Plan or applicable law or applicable policy in effect from time to time.
12.Securities Laws: Upon the acquisition of any shares of Stock pursuant to the settlement of the Performance Shares, the Grantee will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.
13.No Right to Continued Employment: Neither the Plan nor this Agreement shall be construed as giving the Grantee the right to continue in the employ or service of the Company or any Subsidiary thereof or to be entitled to any remuneration or benefits not set forth in the Plan, this Agreement or other agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary to terminate such Grantee’s employment. Nor does this Agreement constitute an employment contract.

14.Notices: Any notice under this Agreement shall be addressed to the Company in care of the Chief Legal Officer, addressed to the principal executive office of the Company and to the Grantee at the address last appearing in the records of the Company for the Grantee or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
15.Acknowledgement: By entering into this Agreement the Grantee agrees and acknowledges that the Grantee has received and read a copy of the Plan.
16.No Stockholders Rights: Subject to Section 17 below, the Grantee shall have no rights of a stockholder of the Company with respect to the Performance Shares, including, but not limited to, the rights to vote until the date of issuance of a stock certificate for such shares of Stock.
17.Dividend Equivalents: Upon achievement of the applicable Performance Goals, the Grantee shall be credited with a dividend equivalent with respect to the Performance Shares that are earned thereon (such Performance Shares, the “Earned Performance Shares”) (such credit, the “Initial Credit”). The amount of the Initial Credit shall be equal to the dividends or distributions made on or before the Performance Certification Date. In addition, the Grantee shall be credited with a dividend equivalent for each dividend or distribution made following the Performance Certification Date with respect to the shares of Stock covered by the then-outstanding Earned Performance Shares, with the amount of each such dividend equivalent equal to the amount of the applicable dividend or distribution. The dividend equivalents shall be subject to the same terms and conditions, and shall be paid in cash (without interest) if and when the underlying Performance Share is paid. However, if the underlying Performance Share does not become payable or is forfeited, any dividend equivalents with respect to the underlying Performance Share will also fail to become payable and will be forfeited.
18.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of laws provisions thereof.
19.Amendment: This Agreement may not be amended, terminated, suspended or otherwise modified except in a written instrument duly executed by both parties.
20.Electronic Signature and Delivery: This Agreement may be accepted by return signature or by electronic signature or confirmation. By accepting this Agreement, the Grantee consents to any electronic form of signature or confirmation, and to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules.
21.Entire Agreement: This Agreement (and the other writings incorporated by reference herein) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.
22.Signature in Counterparts: This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

EMPLOYERS HOLDINGS, INC.		GRANTEE
By:		By:
	Katherine Antonello President and Chief Executive Officer		Name of Grantee

Exhibit A

Number of Performance Shares Granted (at target)        000
Date of Grant:                         February 24, 2025
Beginning of Company Performance Period:         January 1, 2025
End of Company Performance Period:             December 31, 2027
Performance Goal:
The performance goal for the Performance Share Award is based on an Annualized three-year change in Adjusted Book Value Per Share. The performance goal compares the “Company’s Annualized three-year change in Adjusted Book Value Per Share” to the “Average Daily Closing Rate of the 10-Year U.S. Treasury”.

Definitions:
The “Company’s Annualized three-year change in Adjusted Book Value Per Share” will be calculated based on the financial information disclosed in the Company’s Annual Financial Statements, for the 2025, 2026 and 2027 fiscal years as follows:

Annualized three-year change in adjusted book value per share = ((Adjusted book value per share at the end of the three-year performance period + dividends declared per common share during the three-year performance period) / Adjusted book value per share at the beginning of the three-year performance period)^(1/3)-1.

Adjusted book value per share = ((Stockholders’ equity + Deferred reinsurance gain-LPT Agreement - Accumulated other comprehensive income, net of income tax)/ending common shares outstanding).

Average Daily Closing Rate of the 10-Year U.S. Treasury (“10 Yr. Treasury”) = the sum of the individual daily closing rates of the 10-Year U.S. Treasury for each calendar day in which the U.S. Treasury market is open during the performance period, divided by the total number of calendar days in which the U.S. Treasury market is open during such performance period.

To determine the achievement of this metric, the Company’s Annualized three-year change in Adjusted Book Value Per Share will be compared to the Average Daily Closing Rate of the 10-Year U.S. Treasury (“10 Yr. Treasury”) as follows:

Company’s Annualized three-year change in Adjusted Book Value Per Share	Payout Percentage

Maximum	10 Yr. Treasury + 9.0%	250%
	10 Yr. Treasury +7.0%	200%
Target	10 Yr. Treasury +4.0%	100%
Threshold	< 10 Yr. Treasury +0.0%	0%

For illustration purposes only, for example, if the Company’s Annualized three-year change in Adjusted Book Value Per Share is equal to 7.5%, and the Average Daily Closing Rate of the 10-Year U.S. Treasury is 3.5%, then the payout percentage will be 100%.

(A linear interpolation will be used for results falling between points in the above table, as appropriate.)